Exhibit 99.2

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

I, the undersigned, do hereby consent to being named in the Registration Statement on Form S-1, as well as any amendments thereto, that Ness Technologies, Inc. files with the Securities and Exchange Commission in connection with its initial public offering.

Dated: June 23, 2004

/s/ Dan S. Suesskind
Dan S. Suesskind
Director Nominee